Coach Reports Third Quarter Earnings Per Share of $0.34;
     Up 113% and Ahead of Expectations; Raises Guidance for FY03;
  Results Driven by a 36% Sales Gain and Continued Margin Expansion


    NEW YORK--(BUSINESS WIRE)--April 22, 2003--Coach, Inc. (NYSE:
COH), a leading marketer of modern classic American accessories, today announced a 113% increase in earnings per diluted share to $0.34 for its third fiscal quarter ended March 29, 2003.
    This substantial increase in earnings from the prior year's third quarter reflected a 36% gain in net sales combined with operating margin improvement.
    In the third quarter, net sales were $220.4 million, 36% higher than the $161.6 million reported in the same period of the prior year. Net income rose 117% to $31.9 million, or $0.34 per share, compared with $14.7 million, or $0.16 per share the prior year. These results were ahead of the analysts' recently revised consensus estimate of $0.29 per share. Net income in the year-ago period excludes a restructuring charge for the closure of a manufacturing facility in Lares, Puerto Rico in March 2002. Including this charge and related adjustments, net income in last year's third quarter was $11.8 million or $0.13 per diluted share.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our strong third quarter sales reflect sustained momentum and market share gains in all channels of our business. These results again demonstrate the vitality of Coach and speak to our unique proposition, as America's leading accessible luxury accessories brand. Our distinctive and stylish products are extremely well made from superior materials and offer exceptional value, which resonates well with consumers. Further, our growth in profitability evidences our ability to drive continued margin improvement and leverage our expense base."
    During the quarter, gross profit rose 44% to $159.8 million from $111.1 million a year ago. Gross margin expanded by 370 basis points from 68.8% to 72.5%, driven by product mix, channel mix and sourcing cost initiatives. SG&A expenses as a percentage of net sales declined to 48.6%, a 550 basis point decrease from the 54.1% reported in the year-ago quarter, primarily due to leveraging the higher sales.
    For the nine months ended March 29, 2003, net sales were $721.7 million, up 32% from the $548.0 million reported in the first nine months of fiscal 2002. Net income rose to $116.8 million, up 64% from the $71.4 million reported a year ago, before the impact of the restructuring charge noted above. Including this charge and related adjustments, net income in last year's comparable nine month period was $68.5 million.

    Third fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

    -- Direct to consumer sales, which consist primarily of sales at U.S. Coach stores, increased 30% to $121.6 million from $93.9 million last year. Comparable store sales for the quarter rose 14.1%, with retail stores up 25.5% and factory store sales up 2.4%.

    -- Indirect sales rose 46% to $98.8 million from $67.7 million in the same period last year. All indirect businesses, including Coach Japan, international wholesale, US department stores and special markets, contributed to this significant increase.

    Mr. Frankfort added, "Our robust business this quarter was driven by well-received spring offerings, continuing the very strong trend we have seen over the last several periods. In US retail, our assortment drew an enthusiastic response from consumers, resulting in higher conversion; while increased traffic in our stores reflected the brand's strength. We're particularly pleased with the performance of mini-Signature, which has broadened our logo offering. In addition, we're also pleased with last month's successful introduction of Hamptons Weekend - a lightweight and functional group of sporty totes, which gives consumers a colorful new option from Coach for active everyday usage. In our indirect segment, we saw momentum continuing in US department stores also driven by fashion innovation.
    "Our results in Japan were also extremely strong, as comparable locations again posted double-digit sales gains, and our new shops, led by the Ginza flagship, performed very well. In addition, just last week, we opened our second Japanese flagship store, located in the Shibuya section of Tokyo, to an enthusiastic response. This 7,300 square foot store is our largest location in the world. We expect this flagship to raise Coach's appeal with the younger and more stylish Japanese consumer."
    During the third quarter of fiscal 2003, the company opened one and closed one Coach retail store and closed one factory store, resulting in a total of 150 retail stores and 75 factory stores at March 29, 2003. Through Coach Japan, three net locations were added, bringing the total in Japan to 92.
    "This month our momentum is continuing in Coach US retail stores, US department stores and locations in Japan, despite the events around us. Clearly, the fact that we derive nearly 90% of our business from the local consumer, whether in the US or Japan, helps to insulate us from the volatility in international travel. We're well positioned to sustain accelerated growth through the rest of this quarter, fueled by new product introductions and a growing customer base pre-disposed to purchase Coach.
    "This quarter, as planned, we will add six more retail stores in the U.S., bringing the total to 20 new retail stores in fiscal 2003. In Japan, besides the Shibuya flagship, we have just opened Shinsaibashi, a retail store in Osaka; and, we'll be opening another retail store in the Roppongi section of Toyko this week, further leveraging our opportunity in this under-penetrated market," Mr. Frankfort concluded.
    The company now estimates full fiscal year 2003 sales of over $935 million, an increase of 30% from prior year, and earnings per share of at least $1.54, compared with analysts' current consensus estimate of $1.47. This reflects sales of at least $215 million and earnings per share of at least $0.28 for the fourth quarter, up 55% from the $0.18 reported for the same period in fiscal 2002 and above the analysts' consensus estimate of $0.25. For fiscal 2004 we expect sales growth of at least 15% to at least $1.075 billion, operating income increasing by at least 20% and earnings per share of at least $1.80.
    Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, April 22, 2003. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-455-0032 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-800-947-4869. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, jewelry, sunwear, furniture and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalogue in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                              Coach, Inc.
              Condensed Consolidated Statements of Income
                for the Thirteen and Thirty-Nine Weeks
                Ended March 29, 2003 and March 30, 2002
               -----------------------------------------
                       (in Thousands, Except Per
                              Share Data)
                    ------------------------------
                              (Unaudited)
                     ----------------------------

                                 THIRTEEN WEEKS    THIRTY-NINE WEEKS
                                      ENDED               ENDED
                               ------------------- -------------------
                               March 29, March 30, March 29, March 30,
                                   2003      2002      2003      2002
                               --------- --------- --------- ---------

Net sales                      $220,396  $161,571  $721,710  $548,023

Cost of sales                    60,589    50,465   213,837   178,728
                               --------- --------- --------- ---------

Gross profit                    159,807   111,106   507,873   369,295
Selling, general and
 administrative expenses        107,060    87,379   314,918   256,157
Reorganization costs                  -     4,467         -     4,467
                               --------- --------- --------- ---------

Operating income                 52,747    19,260   192,955   108,671
Interest expense, net              (344)     (129)     (619)      539
                               --------- --------- --------- ---------

Income before income taxes and
 minority interest               53,091    19,389   193,574   108,132
Provision for income taxes       19,644     6,883    71,624    38,388
Minority Interest, net of tax     1,594       689     5,186     1,223
                               --------- --------- --------- ---------

Net income                      $31,853   $11,817  $116,764   $68,521
                               ========= ========= ========= =========


Basic net income per share        $0.35     $0.13     $1.31     $0.78
                               ========= ========= ========= =========

Shares used in computing
 basic net income per share      90,231    88,424    89,387    87,706
                               ========= ========= ========= =========

Diluted net income per share      $0.34     $0.13     $1.26     $0.76
                               ========= ========= ========= =========

Shares used in computing
 diluted net income per share    93,246    91,646    92,464    90,420
                               ========= ========= ========= =========

----------------------------------------------------------------------

Supplemental information

Net income, as reported         $31,853   $11,817  $116,764   $68,521

Add back reorganization costs
 (net of tax)                         -     2,881         -     2,881

Net income, excluding
 reorganization costs           $31,853   $14,698  $116,764   $71,402

Supplemental diluted net
 income, excluding
 reorganization cost, per
 share                            $0.34     $0.16     $1.26     $0.79

Shares used in computing
 supplemental diluted
 net income, excluding
 reorganization costs, per
 share                           93,246    91,646    92,464    90,420



                              Coach, Inc.
                 Condensed Consolidated Balance Sheets
          at March 29, 2003, June 29, 2002 and March 30, 2002
          ---------------------------------------------------
                            (in Thousands)
                 -------------------------------------

                                       March 29,   June 29,  March 30,
                                            2003      2002       2002
                                     ---------------------------------
                                     (unaudited)           (unaudited)
ASSETS

Cash                                    $192,263   $93,962    $76,278
Receivables                               46,703    30,925     25,563
Inventories                              135,996   136,404    131,783
Other current assets                      29,670    26,297     27,244
                                     ---------------------------------

Total current assets                     404,632   287,588    260,868

Property, net                            109,370    90,589     84,295
Trademarks and other assets               65,374    62,394     53,457
                                     ---------------------------------

Total assets                            $579,376  $440,571   $398,620
                                     =================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                         $29,660   $25,819    $26,162
Accrued liabilities                      112,345    99,365     86,184
U.S. revolving credit facility                 -         -          -
Subsidiary credit facilities              32,945    34,169     35,386
Long-term debt due within 1 year              80        75         75
                                     ---------------------------------

Total current liabilities                175,030   159,428    147,807

Long-term debt                             3,535     3,615      3,615
Other liabilities                          3,448     2,625      2,262

Minority interest                         19,733    14,547     15,586

Common stockholders' equity              377,630   260,356    229,350
                                     ---------------------------------

Total liabilities and stockholders'
 equity                                 $579,376  $440,571   $398,620
                                     =================================



    CONTACT: Coach, Inc., New York
             Analysts & Media
             Andrea Shaw Resnick, 212/629-2618
             or
             Burson-Marsteller, New York
             Media
             Jennifer Stalzer, cell 646/824-9508 or 212/614-4619